Exhibit 99.1

Liberty Media Corporation Announces Receipt of Private Letter Ruling Relating to Split-Off

Englewood, Colo. October 27  -  Liberty Media Corporation (“Liberty Media”) (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LMDIA, LMDIB) announced today that it has received a private letter ruling from the Internal Revenue Service (“IRS”) relating to the tax treatment of the split-off of Liberty Entertainment, Inc. (“LEI”), a wholly owned subsidiary of Liberty Media, from Liberty Media (the “Split-Off”). The private letter ruling, which satisfies a condition to the completion of the Split-Off and the business combination with The DIRECTV Group, Inc. (the “DTV Business Combination”) provides to the effect that (i) the Split-Off will qualify as a tax-free transaction under sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, (ii) no gain or loss will be recognized by Liberty Media upon the distribution of LEI common stock, and (iii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Entertainment common stock upon the exchange of shares of Liberty Entertainment common stock for shares of LEI common stock (except with respect to cash received in lieu of fractional shares). While generally binding upon the IRS, the private letter ruling is subject to certain caveats and there are certain limitations in relying upon private letter rulings. These caveats and limitations are described in Liberty Media’s definitive proxy statement/prospectus relating to the special meeting of holders of Liberty Entertainment common stock to be held in connection with the Split-Off, and filed with the Securities and Exchange Commission (“SEC”).

As indicated in our prior press releases, if the proposal relating to the Split-Off receives the requisite stockholder approval at the special meeting, then, assuming all other conditions to the Split-Off are satisfied or waived, Liberty Media will redeem, pursuant to its charter, 90% of the outstanding shares of Liberty Entertainment common stock in exchange for all of the outstanding shares of common stock of LEI promptly following the special meeting. However, the Split-Off may not be completed prior to the first to occur of the satisfaction of the conditions to the DTV Business Combination between LEI and The DIRECTV Group, Inc (other than those which may only be satisfied at closing) or the termination of the related Merger Agreement.

Questions relating to the transactions described above should be directed to Liberty Media’s information agent : D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, NY, NY 10005, Tel. No. (800) 628-8532 (Banks and Brokerage Firms call (212) 259-5550).

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of LEI, any of the Liberty Media tracking stocks or shares of the new company to be issued pursuant to the Merger Agreement with DIRECTV. The offer and sale of shares in the proposed Split-Off and the DTV Business Combination will only be made pursuant to the effective registration statements on file with the SEC. Liberty Media stockholders and other investors are urged to read the effective registration statements, including the definitive proxy statement/prospectuses contained therein, because they contain important information about these transactions. Copies of the effective registration statements and the definitive proxy statement/prospectuses are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transactions. Information regarding the directors and executive officers of each of Liberty Media, LEI and the new DIRECTV and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise are available in the definitive proxy materials filed with the SEC.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ:  LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment group (NASDAQ:  LMDIA, LMDIB), which includes Liberty Media ‘s interests in The DIRECTV Group, Inc., Starz Entertainment, Game Show Network, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group (NASDAQ:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner, Time Warner Cable, and Sprint Nextel Corporation.

Contact:

Courtnee Ulrich

720-875-5420